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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                 X  Director             10% Owner
   CHRISTOPHE, CLEVELAND A.                      ENVIROTEST SYSTEMS CORP. (ENR)                ----                 ----
---------------------------------------------------------------------------------------------       Officer               Other
    (Last)        (First)        (Middle)    3. IRS Identification      4. Statement for       ---- (give title     ---- (specify
                                                Number of Reporting        Month/Year                below)               below)
                                                Person, if an entity                            BOARD DIRECTOR
                                                (Voluntary)                                    -------------------------------------
   246 SOBRANTE WAY                                                       FEBRUARY 1998      7.  Individual or Joint/Group Filing
--------------------------------------------                            ---------------------    (Check Applicable Line)
                  (Street)                                              5. If Amendment,       X  Form filed by One Reportng Person
                                                                           Date of Original   ---
                                                                           (Month/Year)           Form filed by More than One
   SUNNYVALE, CA 94086-4807                                                                   --- Reporting Person
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    (City)       (State)          (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security          2. Trans-   3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                    action      action        or Disposed of (D)           Securities          ship         of In-
                                 Date        Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                             (Instr. 8)                                 Owned at            Direct       Bene-
                                (Month/                                                 End of              (D) or       ficial
                                 Day/     ------------------------------------------    Month               Indirect     Owner-
                                 Year)                               (A) or                                 (I)          ship
                                           Code    V       Amount    (D)     Price      (Instr. 3 and 4)   (Instr. 4)   (Instr. 4)

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CLASS A COMMON STOCK           02/24/98     P             10,000      A      $7.7920                            D
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CLASS A COMMON STOCK           02/24/98     P              2,500      A      $7.8200        12,500              D
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CLASS A COMMON STOCK                                                                     2,246,818              I      by LTD.
                                                                                                                       PARTNERSHIP
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
----------------------------------     5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:



                                                                                       /s/ Cleveland Christophe          3/5/98
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently                                                 Page 2
valid OMB Number.                                                                                                    SEC 1474 (7-97)

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